As filed with the Securities and Exchange Commission on December 29, 1998
                                                               File No. 811-7264




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

                             REGISTRATION STATEMENT
                                      UNDER
                     THE INVESTMENT COMPANY ACT OF 1940 [X]

                               AMENDMENT NO. 7          [X]

                         GREATER CHINA GROWTH PORTFOLIO
                         ------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                24 Federal Street
                           Boston, Massachusetts 02110
                           ---------------------------
                    (Address of Principal Executive Offices)


                                 (617) 482-8260
                                 --------------
               Registrant's Telephone number, including Area Code


                                 Alan R. Dynner
                 24 Federal Street, Boston, Massachusetts 02110
                 ----------------------------------------------
                     (Name and Address of Agent for Service)

     Throughout this Registration Statement, information concerning Greater China Growth Portfolio (the "Portfolio") is incorporated herein by reference from Amendment No. 72 to the Registration Statement of Eaton Vance Growth Trust (File No. 2-22019 under the Securities Act of 1933, as amended (the "1933 Act"))(the "Amendment"), which was filed electronically with the Securities and Exchange Commission on December 22, 1998 (Accession No. 0000950156-98-000728). The Amendment contains the prospectus and statement of additional information ("SAI") of Eaton Vance Greater China Growth Fund (the "Feeder Fund"), which invests substantially all of its assets in the Portfolio. The investment practices and policies of the Feeder Fund are substantially the same as those of the Portfolio.

                                     PART A

     Responses to Items 1, 2, 3, 5 and 9 have been omitted pursuant to Paragraph B 2.(b) of the General Instructions to Form N-1A.

ITEM 4. INVESTMENT  OBJECTIVES,  PRINCIPAL  INVESTMENT  STRATEGIES,  AND RELATED
RISKS

     The Portfolio is a diversified, open-end management investment company. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may be made only by U.S. and foreign investment companies, common and commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio is not intended to be a complete  investment  program,  and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in the Portfolio. The Portfolio's investment objective is nonfundamental and may be changed when authorized by a vote of the Trustees without obtaining the approval of the investors in the Portfolio. The Portfolio cannot assure achievement of its investment objective. In addition, investments in issuers of the China Region involve risks not typically associated with issuers in the United States.

     Registrant incorporates by reference information concerning the Portfolio's
investment   objective  and   investment   practices  from  "Fund  Summary"  and
"Investment Objective, Policies and Risks" in the Feeder Fund prospectus.

ITEM 6.  MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE

     (a) Management

     Registrant incorporates by reference information concerning the Portfolio's management from "Management and Organization" in the Feeder Fund prospectus.

     (b) Capital Stock

     Registrant incorporates by reference information concerning interests in the Portfolio from "Management and Organization" in the Feeder Fund SAI.

ITEM 7.  SHAREHOLDER INFORMATION

     (a) Pricing

     The net asset value of the Portfolio is determined only each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day"). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (currently 4:00 p.m., eastern time) (the "Portfolio Valuation Time"). Registrant incorporates by reference information concerning the computation of net asset value and valuation of Portfolio assets from "Valuing Shares" in the Feeder Fund prospectus.

     (b) and (c) Purchases and Redemptions

     As described above, interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. There is no minimum initial or subsequent investment in the Portfolio. The Portfolio reserves the right to cease accepting investment at any time or to reject any investment order. The placement agent for the Portfolio is Eaton Vance Distributors, Inc. ("EVD"), a wholly-owned subsidiary of Eaton Vance Management. The principal business address of EVD is 24 Federal Street, Boston, Massachusetts 02110. EVD receives no compensation for serving as the placement agent for the Portfolio.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. The value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor's share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interests in the Portfolio will then be recomputed as the percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio for the current Portfolio Business Day.

     An investor in the Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio. All withdrawals will be effected as of the next Portfolio Valuation Time. The proceeds of a withdrawal will be paid by the Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn. If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash. The Portfolio has filed with the Securities and

Exchange Commission (the "Commission") a notification of election on Form N-18F-1 committing to pay in cash all requests for withdrawals by any investor, limited in amount with respect to such investor during any 90-day period to the lesser of (a) $250,000 or (b) 1% of the net asset value of the Portfolio at the beginning of such period.

     Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), if an emergency exists, or during any other period permitted by order of the Commission for the protection or investors.

     (d) Dividends and Distributions

     The Portfolio will allocate at least annually among its investors each investor's distributive share of the Portfolio's net taxable (if any) and tax-exempt investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit.

     (e) Tax Consequences

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any federal income tax. However, each investor in the Portfolio will take into account its allocable share of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

ITEM 8.  DISTRIBUTION ARRANGEMENTS

     Not applicable.

                                     PART B

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS

                                                                            Page
     Portfolio History.......................................................B-1
     Description of the Portfolio and its Investments and Risks..............B-1
     Management of the Portfolio.............................................B-1
     Control Persons and Principal Holder of Securities......................B-2
     Investment Advisory and Other Services..................................B-2
     Brokerage Allocation and Other Practices................................B-2
     Capital Stock and Other Securities......................................B-2
     Purchase, Redemption and Pricing of Securities..........................B-3
     Taxation of the Portfolio...............................................B-4
     Underwriters............................................................B-5
     Calculations of Performance Data........................................B-5
     Financial Statements....................................................B-5

ITEM 11.  PORTFOLIO HISTORY

     Not applicable.

ITEM 12.  DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENT RISKS

     Part A contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part
A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.

     Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from "Strategies and Risks", "Investment Restrictions" and "Appendix D: China Region Countries" in the Feeder Fund SAI. The Portfolio's portfolio turnover rates for the fiscal years ended August 31, 1998 and 1997 were 42% and 48%, respectively.

ITEM 13.  MANAGEMENT OF THE PORTFOLIO

     (a) - (d) Board of Trustees, Management Information and Compensation

     Registrant incorporates by reference information concerning the management of the Portfolio from "Management and Organization" in the Feeder Fund SAI.

     (e) Sales Loads

     Not applicable.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDER OF SECURITIES

     (a) - (b) Control persons and Principal Holders

     As of December 1, 1998, the Feeder Fund controlled the Portfolio by virtue of owning approximately 99.27% of the value of the outstanding interests in the Portfolio. Because the Feeder Fund controls the Portfolio, the Feeder Fund may take actions without the approval of any other investor. The Feeder Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of shareholders and will cast its vote as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. The Feeder Fund is a series of Eaton Vance Growth Trust, an open-end management investment company organized under the laws of the Commonwealth of Massachusetts. The address of the Feeder Fund is 24 Federal Street, Boston, MA 02110.

     (c) Management and Ownership

     The Trustees and officers of the Portfolio as a group own less than 1% of the Portfolio.

ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES

     Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio from "Investment Advisory and Administrative Services" and "Other Service Providers" in the Feeder Fund SAI.

ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES

     Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from "Portfolio Security Transactions" in the Feeder Fund SAI.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES

     Under the Portfolio's Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon dissolution of the Portfolio, the Trustees shall liquidate the assets of the Portfolio and apply and distribute the proceeds thereof as follows: (a) first, to the payment of all debts and obligations of the Portfolio to third parties including, without limitation, the retirement of outstanding debt, including any debt owed to holders of record of interests in the Portfolio ("Holders") or their affiliates, and the expenses of liquidation, and to the setting up of any reserves for contingencies which may be necessary; and (b) second, in accordance with the Holders' positive Book Capital Account balances after adjusting Book Capital Accounts for certain allocations provided in the Declaration of Trust and in accordance with the requirements described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(b) (2). Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the assets of the Portfolio would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Portfolio is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Portfolio except those necessary to satisfy the Portfolio's debts and obligations or distribute the Portfolio's assets to the Holders in liquidation. Certificates representing an investor's interest in the Portfolio are issued only upon the written request of a Holder.

     Each Holder is entitled to vote in proportion to the amount of its interest in the Portfolio. Holders do not have cumulative voting rights. The Portfolio is not required and has no current intention to hold annual meetings of Holders but the Portfolio will hold meetings of Holders when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters to a vote of Holders at a meeting. Any action which may be taken by Holders may be taken without a meeting if Holders holding more than 50% of all interests entitled to vote (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust of the Portfolio) consent to the action in writing and the consents are filed with the records of meetings of Holders.

     The Portfolio's Declaration of Trust may be amended by vote of Holders of more than 50% of all interests in the Portfolio at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all interests. The Trustees may also amend the Declaration of Trust (without the vote or consent of Holders) to change the Portfolio's name or the state or other jurisdiction whose law shall be the governing law, to supply any omission or to cure, correct or supplement any ambiguous, defective or inconsistent provision, to conform the Declaration of Trust to applicable federal law or regulations or to the requirements of the Code, or to change, modify or rescind any provision, provided that such change, modification or rescission is determined by the Trustees to be necessary or appropriate and not to have a materially adverse effect on the financial interests of the Holders. No amendment of the Declaration of Trust which would change any rights with respect to any Holder's interest in the Portfolio by reducing the amount payable thereon upon liquidation of the Portfolio may be made, except with the vote or consent of the Holders of two-thirds of all interests. References in the Declaration of Trust and in Part A or this Part B to a specified percentage of, or fraction of, interests in the Portfolio, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balance of all, or a specified group of, Holders.

     The Portfolio may merge or consolidate with any other corporation, association, trust or other organization or may sell or exchange all or substantially all of its assets upon such terms and conditions and for such consideration when and as authorized by the Holders of (a) 67% or more of the interests in the Portfolio present or represented at the meeting of Holders, if Holders of more than 50% of all interests are present or represented by proxy, or (b) more than 50% of all interests, whichever is less. The Portfolio may be terminated (i) by the affirmative vote of Holders of not less than two-thirds of all interests at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by Holders of not less than two-thirds of all interests, or (ii) by the Trustees by written notice to the Holders.

     The Declaration of Trust provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 18.  PURCHASE, REDEMPTION AND PRICING

     See Item 7 herein. Registrant incorporates by reference information concerning valuation of the Portfolio's assets from "Purchasing and Redeeming Shares - Calculation of Net Asset Value" in the Feeder Fund SAI.

ITEM 19.  TAXATION OF THE PORTFOLIO

     The Portfolio has been advised by tax counsel that, provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and each investor in the Portfolio will be required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and credits.

     Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity, depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolio has been advised by tax counsel that, in the case of an investor in the Portfolio that seeks to qualify as a RIC, the aggregate approach should apply, and each such investor should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Sections 851(b), 852(b)(5), 853(a) and 854 of the Code. Further, the Portfolio has been advised by tax counsel that each investor in the Portfolio that seeks to qualify as a RIC should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the investor has been a partner, for purposes of Subchapter K of the Code, in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in the Portfolio in light of their particular tax status and any special tax rules applicable to them.

     In order to enable a Holder (that is otherwise eligible) to qualify as a RIC, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable a Holder which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code). The Portfolio will allocate at least annually to each Holder such Holder's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in accordance with the Code and applicable Treasury regulations.

     The Portfolio anticipates that it will be subject to foreign taxes on its income (including, in some cases, capital gains) from foreign securities. Tax conventions between certain countries and the U.S. may reduce or eliminate such taxes.

     Foreign exchange gains and losses realized by the Portfolio and allocated to the investors in connection with the Portfolio's investments in foreign securities and certain foreign currency options, futures or forward contracts or foreign currency may be treated as ordinary income and losses under special tax rules. Certain options, futures or forward contracts of the Portfolio may be required to be marked to market (i.e., treated as if closed out) on the last day of each taxable year, and any gain or loss realized with respect to these contracts may be required to be treated as 60% long-term and 40% short-term gain or loss. Positions of the Portfolio in foreign securities and offsetting options, futures or forward contracts may be treated as "straddles" and be subject to other special rules that may affect the amount, timing and character of the Portfolio's income, gain or loss and its allocations among investors. Certain uses of foreign currency and foreign currency derivatives such as options, futures, forward contracts and swaps and investment by the Portfolio in the stock of certain "passive foreign investment companies" may be limited or a tax election may be made, if available, in order to enable an investor that is a RIC to preserve its qualification as a RIC or to avoid imposition of a tax on such an investor.

     The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

ITEM 20.  UNDERWRITERS

     The placement agent for the Portfolio is EVD. Investment companies,  common
and  commingled  trust  funds  and  similar   organizations   and  entities  may
continuously invest in the Portfolio.

ITEM 21.  CALCULATIONS OF PERFORMANCE DATA

     Not applicable.

ITEM 22.  FINANCIAL STATEMENTS

     The following audited financial statements of the Portfolio are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, as experts in accounting and auditing.

     Portfolio of Investments as at August 31, 1998
     Statement of Assets and Liabilities as at August 31, 1998
     Statement of Operations for the fiscal year ended August 31, 1998 Statement of Changes in Net Assets for the fiscal years ended August 31, 1998 and 1997
     Supplementary Data for the fiscal years ended August 31, 1998, 1997, 1996, 1995 and 1994
     Notes to Financial Statements
     Independent Auditors' Report

     For purposes of the EDGAR filing of this amendment to the Portfolio's registration statement, the Portfolio incorporates by reference the above audited financial statements as previously filed electronically with the Commission (Accession Number 0000950109-98-004914).

                                     PART C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) (1) Declaration of Trust dated September 1, 1992 filed as Exhibit No. 1(a) to Amendment No. 4 to the Registrant's Registration Statement filed with the Commission on December 29, 1995 and incorporated herein by reference ("Amendment No. 4").

          (2) Amendment to Declaration of Trust dated October 6, 1992 filed as Exhibit No. 1(b) to Amendment No. 4 and incorporated herein by reference.

          (3) Amendment to Declaration of Trust dated June 22, 1998 filed herewith.

     (b) By-Laws of the Registrant as adopted September 1, 1992 and revised October 6, 1992 filed as Exhibit No. 2 to Amendment No. 4 and incorporated herein by reference.

     (c)  Reference is made to Item 23(a) and 23(b) above.

     (d) Investment Advisory Agreement between the Registrant and Lloyd George Management (Hong Kong) Limited dated October 27, 1992 filed as Exhibit No. 5 to Amendment No. 4 and incorporated herein by reference.

     (e) Placement Agent Agreement with Eaton Vance Distributors, Inc. dated November 1, 1996 a substantially similar copy of which was filed as Exhibit No. 6 to Amendment No. 3 to the Registration Statement of Growth Portfolio, File No. 811-8558, and is incorporated herein by reference. (The document differs only with respect to the name of the executing parties.)

     (f) The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees. See In the Matter of Capital Exchange Fund, Inc., Release No. IC-20671 (November 1, 1994).

     (g) (1) Custodian Agreement with Investors Bank & Trust Company dated October 27, 1992 filed as Exhibit No. 8(a) to Amendment No. 4 and incorporated herein by reference.

          (2) Amendment to Custodian Agreement dated February 7, 1994 filed as Exhibit No. 8(b) to Amendment No. 4 and incorporated herein by reference.

          (3) Amendment to Custodian Agreement dated November 13, 1995 filed as Exhibit No. 8(c) to Amendment No. 4 and incorporated herein by reference.

     (h) (1) Administration Agreement between the Registrant and Eaton Vance Management dated October 27, 1992 filed as Exhibit No. 9(a) to Amendment No. 4 and incorporated herein by reference.

          (2) Letter Agreement relating to Investment Advisory Agreement dated January 1, 1996 filed as Exhibit No. 9(b) to Amendment No. 5 and incorporated herein by reference.

     (l) Investment representation letter of Eaton Vance Management dated October 7, 1992 filed as Exhibit No. 13 to Amendment No. 4 and incorporated herein by reference.

     (n) Financial Data Schedule for the Greater China Growth Portfolio dated August 31, 1998.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     Not applicable.

ITEM 25.  INDEMNIFICATION

     Article V of the Registrant's Declaration of Trust contains indemnification provisions for Trustees and officers. The Trustees and officers of the Registration and the personnel of the Registrant's investment adviser are insured under an errors and omissions liability insurance policy.

     The Placement Agent Agreement also provides for reciprocal indemnity of the placement agent, on the one hand, and the Trustees and officers, on the other.

ITEM 26.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     Reference is made to: (i) the information set forth under the caption "Management and Organization" in the Statement of Additional Information; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance (File No. 801-15930), BMR (File No. 801-43127) and Lloyd George (Hong Kong) (File No. 801-40890) filed with the Commission, all of which are incorporated herein by reference.

ITEM 27.  PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 28.  LOCATION OF ACCOUNTS AND RECORDS

     All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of certain corporate documents and portfolio trading documents which are in the possession and custody of the Registrant's investment adviser at 3808 One Exchange Square, Central, Hong Kong. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Registrant's investment adviser.

ITEM 29.  MANAGEMENT SERVICES

     Not applicable.

ITEM 30.  UNDERTAKINGS

     Not applicable.

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 7 to the Registrant's Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston and the Commonwealth of Massachusetts on the 29th day of December, 1998.

                              GREATER CHINA GROWTH PORTFOLIO


                              By:  /s/  James B. Hawkes
                                   ----------------------------------------
                                        James B. Hawkes, Vice President

                                INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit

(a)(3)         Amendment to Declaration of Trust dated June 22, 1998.

(n)            Financial Data Schedule for the fiscal year ended
               August 31, 1998.